HEI Exhibit 12.1 (page 1 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

Nine months ended September 30	2003 (1)	2003 (2)	2002 (1)	2002 (2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$106,300	$147,482	$113,201	$170,532
Interest component of rentals	3,225	3,225	3,329	3,329
Pretax preferred stock dividend requirements of subsidiaries	2,345	2,345	2,331	2,331
Preferred securities distributions of trust subsidiaries	12,026	12,026	12,026	12,026

Total fixed charges	$123,896	$165,078	$130,887	$188,218

Earnings
Pretax income	$126,532	$126,532	$143,189	$143,189
Fixed charges, as shown	123,896	165,078	130,887	188,218
Interest capitalized	(1,385)	(1,385)	(1,392)	(1,392)

Earnings available for fixed charges	$249,043	$290,225	$272,684	$330,015

Ratio of earnings to fixed charges	2.01	1.76	2.08	1.75

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 2 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

Years ended December 31	2002 (1)	2002 (2)	2001 (1)	2001 (2)	2000 (1)	2000 (2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$151,543	$225,174	$175,780	$292,311	$196,980	$316,172
Interest component of rentals	4,501	4,501	4,268	4,268	4,332	4,332
Pretax preferred stock dividend requirements of subsidiaries	3,069	3,069	3,069	3,069	3,109	3,109
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,035	16,035	16,035	16,035

Total fixed charges	$175,148	$248,779	$199,152	$315,683	$220,456	$339,648

Earnings
Pretax income from continuing operations	$181,909	$181,909	$165,903	$165,903	$170,495	$170,495
Fixed charges, as shown	175,148	248,779	199,152	315,683	220,456	339,648
Interest capitalized	(1,855)	(1,855)	(2,258)	(2,258)	(2,922)	(2,922)

Earnings available for fixed charges	$355,202	$428,833	$362,797	$479,328	$388,029	$507,221

Ratio of earnings to fixed charges	2.03	1.72	1.82	1.52	1.76	1.49

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 3 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

Years ended December 31	1999 (1)	1999 (2)	1998 (1)	1998 (2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$158,947	$279,285	$144,911	$286,980
Interest component of rentals	4,370	4,370	3,559	3,559
Pretax preferred stock dividend requirements of subsidiaries	3,407	3,407	9,379	9,379
Preferred securities distributions of trust subsidiaries	16,025	16,025	12,557	12,557

Total fixed charges	$182,749	$303,087	$170,406	$312,475

Earnings
Pretax income from continuing operations	$155,129	$155,129	$155,283	$155,283
Fixed charges, as shown	182,749	303,087	170,406	312,475
Interest capitalized	(2,576)	(2,576)	(5,915)	(5,915)

Earnings available for fixed charges	$335,302	$455,640	$319,774	$461,843

Ratio of earnings to fixed charges	1.83	1.50	1.88	1.48

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.